As filed with the Securities and Exchange Commission on November 6, 2008
 Registration No. 333-83724

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVO NORDISK A/S
(Exact name of registrant as specified in its charter)

Kingdom of Denmark		None
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
Novo Allé DK-2880 Bagsvaerd Denmark Tel. No.: (45) 44-44-88-88
(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)
NOVO NORDISK, INC. 401(k) SAVINGS PLAN (f/k/a NOVO NORDISK PHARMACEUTICALS, INC. 401(k) SAVINGS PLAN) NOVO NORDISK PUERTO RICO 401(k) PLAN
(Full title of plan)

James C. Shehan, Esq. General Counsel Novo Nordisk Inc. 100 College West Princeton, New Jersey 08540 Tel. No.: (609) 987-5800 Fax No.: (609) 919-7741
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jean McLoughlin, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Tel. No.: (212) 450-4000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
B Shares, nominal value 1 DKK	2,000,000	(3)	(3)	(3)
(1)
Each B Share is represented by one American Depositary Share, which is evidenced by an American Depositary Receipt issuable upon deposit of the B Share.  The American Depositary Shares have been registered on a separate registration Statement on Form F-6  (Registration No. 333-40695), filed May 21, 1991, as amended on June 3, 1991, March 29, 1994, December 23, 1996 and April 4, 2001.  Additional American Depositary Shares have been registered on a separate registration statement on Form F-6 (Registration No. 147708) filed on November 29, 2007 in connection with our stock split and related change in the nominal value of the Class B shares from DKK 2 to DKK 1.

(2)
Represents 2,000,000 shares that have been previously registered plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.  Includes 1,000,000 shares that were initially registered on Form S-8 (Registration No. 333-83724) filed on March 1, 2002 and 1,000,000 additional shares that were registered in connection with our 2 for 1 stock split on November 30, 2007.

(3)
This registration statement is filed as a Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-83724) pursuant to the procedure described herein.  All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Form S-8.

EXPLANATORY NOTE

Novo Nordisk A/S, a Denmark corporation (“Novo Nordisk”, “Company” or “Registrant”), hereby amends its Registration Statement on Form S-8, dated March 1, 2002, File No. 333-83724 (the “Initial Registration”), by filing this Post-Effective Amendment No.1 on Form S-8 (the “Amendment”) relating to 2,000,000 B Shares, which is represented by one American Depositary Share of the Company and the indeterminate amount of interests that are issuable by the Company pursuant to the Novo Nordisk, Inc. 401(k) Savings Plan (f/k/a Novo Nordisk Pharmaceuticals, Inc. 401(k) Savings Plan) (the “Plan”) and the Novo Nordisk Puerto Rico 401(k) Plan (the “Puerto Rico Plan”).  All such B Shares were registered in the Initial Registration as adjusted by our 2 for 1 stock split on November 20, 2007.  This Amendment reflects the amendment of the 401(k) Savings Plan (the “Predecessor Plan”) into two plans, the Plan and the Puerto Rico Plan, with an allocation of assets and liabilities from the Predecessor Plan to the Plan and the Puerto Rico Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be delivered to employees eligible to participate in the Plan or the Puerto Rico Plan as specified by Rule 428(b)(i) under the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	Annual Report on Form 20-F for the year ended December 31, 2007 of Novo Nordisk, filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	All reports filed by Novo Nordisk pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007, the end of the fiscal year covered by Novo Nordisk’s Form 20-F referred to in (a).

(c)
The description of Novo Nordisk’s ordinary shares, par value each, and American Depositary Receipts evidencing American Depositary Shares, each American Depositary Share representing one ordinary share of Novo Nordisk contained in Item (10) of Novo Nordisk’s Form 20-F referred to in (a).

(d)	Novo Nordisk, Inc. 401(k) Savings Plan Annual Report on Form 11-K for the year ended December 31, 2007.

In addition, all documents filed by Novo Nordisk with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities.

Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

Not applicable

ITEM 6. Indemnification of Directors and Officers.

Under the Companies Act of the Kingdom of Denmark (the “Companies Act”), directors and corporate management of Novo Nordisk who are registered with the Companies and Commercial Agency of the Kingdom of Denmark are liable for negligence to Novo Nordisk and to third parties for any breach of Novo Nordisk’s Articles of Association or the Companies Act.

Corporate management of Novo Nordisk who are registered with the Companies and Commercial Agency and officers not so registered are liable under applicable Danish law in respect of actions and claims arising out of actions taken by them in their official capacity, provided that such actions do not involve gross negligence or fraud and provided that Novo Nordisk maintains sufficient insurance coverage.

In the event that such actions do involve gross negligence or fraud or in the event that Novo Nordisk maintains insufficient insurance coverage, corporate management of Novo Nordisk who are registered with the Companies and Commercial Agency and officers not so registered are indemnified under applicable Danish law in respect of actions and claims arising out of actions taken by them in their official capacity, if it is reasonable in the circumstances.

Novo Nordisk maintains an insurance policy that may, under certain circumstances, result in the indemnification of Novo Nordisk and its executive officers against liabilities, which they may incur in such capacities.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits

Exhibit No.	Description
4.1	Novo Nordisk, Inc. 401(k) Savings Plan, as amended (f/k/a Novo Nordisk Pharmaceuticals, Inc. 401(k) Savings Plan)

4.2*
Deposit Agreement, dated February 1, 1981 amended September 10, 1984, amended and restated May 1, 1991, amended April 15, 1994, December 21, 1996, and April 4, 2004, among Novo Nordisk, Morgan Guaranty Trust Company of New York and holders of American Depositary Receipts

4.3	Novo Nordisk Puerto Rico 401(k) Plan

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Amper, Poliztiner & Mattia, LLP (formerly Amper, Politziner & Mattia, P.C.)

24	Power of Attorney (Included on signature pages to this Registration Statement)
______________

*Incorporated by reference to Novo Nordisk’s Registration Statement on Form F-6 (File No. 33-40695)

Novo Nordisk hereby undertakes to submit any amendments to the Plan or the Puerto Rico Plan to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS to qualify the Plan or the Puerto Rico Plan under Section 401 of the Internal Revenue Code, as amended.

ITEM 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on the 29th day of October, 2008.

NOVO NORDISK A/S

By:	/s/ Lars Rebien Sørensen
Lars Rebien Sørensen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, James C. Shehan, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and any of him, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lars Rebien Sørensen	President & Chief Executive Officer
Lars Rebien Sørensen		October 29, 2008

/s/ Jesper Brandgaard	Chief Financial Officer
Jesper Brandgaard		October 29, 2008

/s/ Sten Scheibye	Chairman of the Board of Directors
Sten Scheibye		October 29, 2008

/s/ Göran A. Ando	Vice Chairman of the Board of Directors
Göran A. Ando		October 29, 2008

/s/ Kurt Briner	Director
Kurt Briner		October 29, 2008

/s/ Henrik Gürtler	Director
Henrik Gürtler		October 29, 2008

/s/ Johnny Henriksen	Director
Johnny Henriksen		October 29, 2008

/s/ Pamela J. Kirby	Director
Pamela J. Kirby		October 29, 2008

/s/ Anne Marie Kverneland	Director
Anne Marie Kverneland		October 29, 2008

/s/ Kurt Anker Nielsen	Director
Kurt Anker Nielsen		October 29, 2008

/s/ Stig Strøbæk	Director
Stig Strøbæk		October 29, 2008

/s/ Jørgen Wedel	Director
Jørgen Wedel		October 29, 2008

/s/ Søren Thuesen Pedersen	Director
Søren Thuesen Pedersen		October 29, 2008

AUTHORIZED REPRESENTATIVE

/s/ James C. Shehan
James C. Shehan
as the duly authorized representative
of Novo Nordisk A/S in the United States

Date: October 29, 2008

*By:	/s/ James C. Shehan
James C. Shehan
Attorney-in-Fact

Date: October 29, 2008

EXHIBIT INDEX

Exhibit No.	Description
4.1	Novo Nordisk, Inc. 401(k) Savings Plan, as amended (f/k/a Novo Nordisk Pharmaceuticals, Inc. 401(k) Savings Plan)

4.2*
Deposit Agreement, dated February 1, 1981 amended September 10, 1984, amended and restated May 1, 1991, amended April 15, 1994, December 21, 1996, and April 4, 2004, among Novo Nordisk, Morgan Guaranty Trust Company of New York and holders of American Depositary Receipts

4.3	Novo Nordisk Puerto Rico 401(k) Plan

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Amper, Poliztiner & Mattia, LLP (formerly Amper, Politziner & Mattia, P.C.)

24	Power of Attorney (Included on signature pages to this Registration Statement)
________________

*Incorporated by reference to Novo Nordisk’s Registration Statement on Form F-6 (File No. 33-40695)